701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com
FOR IMMEDIATE RELEASE

Lakeland Industries, Inc. Reports Fiscal 2010 Third Quarter Financial Results

International Diversification Strategy Leading Revenue Toward Pre-Global Recession Level;
Strengthened Balance Sheet with Increase in Cash and Reduction of Debt
RONKONKOMA, NY – December 10, 2009 – Lakeland Industries, Inc. (NASDAQ: LAKE), today announced financial results for its fiscal 2010 third quarter and nine months ended October 31, 2009.

Third Quarter Financial Results and Recent Company Developments

▪	Quarter-over-quarter decline in revenue reduced by 30% from 2Q to 3Q periods indicating stabilization and/or growth in key Lakeland end markets
▪	Revenues from outside the U.S. were 36% of total in 3QFY10 as compared with 25% for 3QFY09
▪	Brazil, China and U.K. operations delivered increased sales in 3QFY10 as compared with 2QFY10 and 3QFY09 and Chile sales increased Q3 this year vs. Q3 last year.
▪
We believe U.S. Government Stimulation programs resulted in a surge in demand for automobiles which drove sales of disposable products in North America beginning in August 2009 – trend continues in 4QFY10

▪	Non-auto sector stimulus began to surface in 3QFY10 but not yet producing meaningful effect
▪	Lower revenues and gross margin resulted from winding down of global recession, aggressive pricing environment, and higher priced cost of goods purchased in 2008
▪
Operating expenses reduced by $200,000 in 3QFY10 from 2QFY10, excluding Brazil. Substantial increase in headcount and other operating expenses for direct sales initiatives in fast growing markets in Brazil

▪	Effective inventory, expense and cash management resulted in an additional $3.5 million reduction of bank debt in Q3; Year-to-date reduction of $10.2 million
▪	Cash of $4.8 million at end of 3QFY10 increased by 76% from the beginning of fiscal year
▪	Anticipated revenue and net income growth catalysts include:
o	Sustainable improvement in global economy
o	Traction for new sales forces in China, Brazil and India
o	Introduction of new products and cross-selling of products in high growth international markets
o	Leverage in global business platform and significantly lowered cost structure
o	Continued transition to lower cost of goods sold with gross margins expected to accelerate in first half of calendar 2010

Third Quarter Fiscal Year 2010 Financial Results Review

Net Sales. Net sales decreased $2.9 million, or 11.4%, to $22.3 million for the three months ended October 31, 2009, from $25.2 million for the three months ended October 31, 2008.  The net decrease was comprised of a 26% decrease in domestic sales partially offset by a 25% increase in foreign sales.  International revenues for 3QFY10 were $8.0 million, an increase of $1.6 million from $6.4 million in the same period of fiscal 2009.  Domestic revenues for 3QFY10 were $14.3 million, a decrease of $4.5 million from fiscal 2009.  As a percentage of 3QFY10 consolidated sales, international revenues accounted for 36%, an increase from 25% for the same period of fiscal 2009, and domestic revenues accounted for 64%, a decrease from 75% in the 2009 period.

International growth was led by sales at Qualytextil, representing the Company’s operations in Brazil, which increased by $0.9 million or 38.5% to $3.4 million in 3QFY10 as compared with $2.4 million in 3QFY09 and $3.2 million in 2QFY10. External sales from China increased by $0.4 million, or 24%, from the same quarter in fiscal 2009 driven by sales to Australia; an expansive domestic sales effort in China commenced in the fall of 2009 which is not expected to materially impact revenues for several more months  as the sales channel ramps up. For 3QFY10 as compared with 3QFY09, Canadian sales increased by $0.1 million, or 3.5%; UK sales increased by $0.2 million, or 23.8%; Chile sales increased by $0.2 million, or 78.9%; and US domestic sales decreased by $5.2 million or 26.6%.

Gross Profit. Gross profit decreased $1.5 million or 21.1% to $5.7 million for the three months ended October 31, 2009, from $7.2 million for the three months ended October 31, 2008.  Gross profit as a percentage of net sales decreased to 25.4% for the three months ended October 31, 2009, from 28.5% for the three months ended October 31, 2008. The major factors driving the changes in gross margins were:

•
Disposables gross margins declined by 10 percentage points in Q3 this year compared with Q3 last year. This decline was mainly due to higher priced raw materials and an extremely aggressive pricing environment coupled with lower volume, partially offset by labor cutbacks for the production of garments.

•
Brazil gross margin was 41.1% for Q3 this year compared with 49.3% last year. Several features were at play, including complications associated with sourcing of third party foreign products and currency fluctuations affecting the costing and importing of foreign raw materials.

•	Glove division reduction in volume coupled with inventory write-offs.
•	Continued gross losses of $0.2 million from India in Q3FY10.
•	Chemical and Reflective margins were lower than the prior year mainly due to lower volume.
•	Canada gross margin increased by 16.1 percentage points mainly resulting from more favorable exchange rates and local competitive pricing climate.
•	UK and Europe margins increased by 24 percentage points mainly resulting from exchange rate differentials.
•	Chile margins increased by 10.2 percentage points mainly resulting from higher volume and several larger sales orders.

Operating Expenses. Operating expenses increased $0.36 million, or 7.0% to $5.5 million for the three months ended October 31, 2009 from $5.1 million for the three months ended October 31, 2008.  On a sequential basis, operating expenses declined $0.5 million, or 9.2% from $6.0 million in the fiscal second quarter.  As a percentage of sales, operating expenses increased to 24.5% for the three months ended October 31, 2009 from 20.3% for the three months ended October 31, 2008. Excluding Qualytextil in Brazil, operating expenses declined $0.2 million for Q3 FY2010 compared with Q3 FY2009.  Major changes in operating expenses include the following:

•
$(0.1) million - officers salaries declined, reflecting the retirement of Ray Smith to become a non-employee director and Chairman of the Board, and also reflecting an 8% across the board reduction in total officer compensation.

•	$(0.1) million - freight out declined, mainly resulting from lower volume.
•	$(0.1) million – consulting fees were reduced, resulting from using interns and revising Sarbanes Oxley procedures.
•	$(0.1) million reduction in foreign exchange cost resulting from the Company’s hedging program and more favorable rates.
•	$(0.2) million - sales commissions declined, mainly resulting from lower volume.
•	$0.2 million increase due to severance pay in August resulting from a reduction in force.
•
$0.2 million – increase in operating costs in China were the result of the large increase in direct international sales made by China; these costs are now allocated to SG&A costs (previously allocated to cost of goods sold).

•	$0.3 million – miscellaneous increases.
•
$0.4 million -- start-up expenses in Brazil in connection with Qualytextil gearing up to sell Lakeland branded products. This includes hiring 20 sales and logistical support staff, printing of catalogs, lease of two new distribution centers and increased travel expense.

•	$0.1 million -- in additional freight out and commissions in Brazil resulting from higher sales volume in Brazil.

Operating Profit. Operating profit decreased 90.1% to $0.19 million for the three months ended October 31, 2009, from $2.1 million for the three months ended October 31, 2008. Operating margins were 0.8% for the three months ended October 31, 2009, compared to 8.2% for the three months ended October 31, 2008.

Interest Expenses.  Interest expenses increased by $0.29 million for the three months ended October 31, 2009, as compared to the three months ended October 31, 2008, reflecting a one-time charge in 3QFY10 of $297,000 resulting from the anticipated buy-back of the interest rate swap.  Normal interest expense in the current year third quarter was based on higher borrowing levels outstanding mainly due to the funding for the Qualytextil acquisition which were offset by lower interest rates as compared to the prior year period.

Income Tax Provisione.  Income tax expenses consists of federal, state, and foreign income taxes. Income tax expenses decreased $0.6 million, or 141.9%, to $(0.2) million for the three months ended October 31, 2009, from $.07 million for the three months ended October 31, 2008.  The Company’s effective tax rate was 49.6% for the three months ended October 31, 2009.  Major factors in the October 2009 quarter’s income tax expenses are losses in India and profit in Chile and UK with no tax benefit or expense, and tax benefits in Brazil resulting from government incentives and goodwill write-offs.

Net Income.  Net income decreased $1.6 million, or 113.9% to a loss of $(0.2) million for the three months ended October 31, 2009, from $1.4 million for the three months ended October 31, 2008. The decrease in net income primarily resulted from the decrease in sales and profits across all domestic operations, extremely aggressive pricing environment in the U.S. for disposables, and increased spending in higher growth international regions as the Company plans to benefit from its global operating scale.

First Nine months of Fiscal Year 2010 Financial Results Review

Net Sales. Net sales decreased $10.7 million, or 13.4% to $69.3 million for the nine months ended October 31, 2009 from $80 million for the nine months ended October 31, 2008.  The net decrease was comprised of a $14.4 million decrease in domestic sales or 23.5%, partially offset by a $3.7 million increase in foreign sales or 19.8%. Qualytextil sales included in the current year were $9.2 million, but were only included in Q2 and Q3 of last year for $5.5 million.  External sales from China increased by $1.1 million, or 24%, driven by sales in Australia. Canadian sales were flat, UK sales decreased by $0.4 million, or 11.7%, Chile sales increased by $0.7 million, or 76%.

Gross Profit. Gross profit decreased $4.1 million or 18.7% to $17.9 million for the nine months ended October 31, 2009 from $22.0 million for the nine months ended October 31, 2008.  Gross profit as a percentage of net sales decreased to 25.8% for the nine months ended October 31, 2009 from 27.5% for the nine months ended October 31, 2008.

Operating Expenses. Operating expenses increased $0.5 million, or 3.2% to $16.8 million for the nine months ended October 31, 2009, from $16.3 million for the nine months ended October 31, 2008. As a percentage of sales, operating expenses increased to 24.3% for the nine months ended October 31, 2009 from 20.4% for the nine months ended October 31, 2008.  This increase as a percent of sales is largely due to Brazil operations, which runs at a higher margin with higher operating expense.  Excluding Qualytextil, operating expenses decreased $1.8 million for the nine months ended October 31, 2009, compared with the nine months ended October 31, 2008.  Operating expenses in Brazil increased $1.9 million for the nine months ended October 31, 2009 compared with the nine months ended October 31, 2008, primarily reflecting start-up expenses for new product lines and the hiring of 20 additional sales and support staff and the inclusion of Brazil into the Company’s consolidated operations only for Q2 and Q3 of last year.

Operating Profit. Operating profit decreased 81.1% to $1.1 million for the nine months ended October 31, 2009, from $5.7 million for the nine months ended October 31, 2008.  Operating margins were 1.6% for the nine months ended October 31, 2009, compared to 7.1% for the nine months ended October 31, 2008.

Interest Expenses.  Interest expenses increased by $0.4 million for the nine months ended October 31, 2009, as compared to the nine months ended October 31, 2008, because of higher amounts borrowed and lower interest rates under the Company’s credit facility. Also impacting interest expense in the current year was the charge of $297,000 resulting from the anticipated buy-back of the interest rate swap.

Income Tax Provision.  Income tax expenses consists of federal, state, and foreign income taxes.  Income tax expenses decreased $1.1 million, or 82.1%, to $0.2 million for the nine months October 31, 2009, from $1.3 million for the nine months ended July 31, 2008.  The Company’s effective tax rates were 157.3% and 25.1% for the nine months ended October 31, 2009 and 2008, respectively.  The effective tax rate for the current year was affected by a $350,000 allowance against deferred taxes resulting from the India restructuring recorded in 1QFY10, losses in India with no tax benefit, tax benefits in Brazil resulting from government incentives and goodwill write-offs, and credits to prior year taxes in the U.S. not previously recorded.

Net Income.  Net income decreased $4.0 million to a loss of $0.1 million for the nine months ended October 31, 2009, from income of $3.9 million for the nine months ended October 31, 2008. The decrease in net income primarily resulted from a decrease in sales, larger losses in India and reduction in gross margins and an extremely aggressive  environment pricing in disposables and margin reduction and cost buildups in Brazil, a $350,000 allowance against deferred taxes resulting from the India restructuring, a $297,000 charge to buy out the interest rate swap, partially offset by management’s cost reduction program.

Management’s Comments

Commenting on the financial results, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “We continue to feel the impact of the global recession, although it has moderated in recent months.  Our legacy business in the U.S., dominated by disposable products sold primarily into the auto sector and related supply chain, has grown every month since hitting a low water mark in July 2009.  Offsetting this progress is the domestic softness in the chemical and petrochemical sectors, broader industrial sectors, and municipalities, where we sell chemical suits and reflective and woven garments.  Sales activities are more competitive than ever and our margins have suffered accordingly, but we have and will reduce our costs of goods sold and operating expenses to see a real return of earnings by next year.

“The international diversification strategies we have been implementing continue to produce results that demonstrate the success of our endeavors.  More importantly, as U.S. revenues have flattened and may increase sequentially in our fourth fiscal quarter, we are setting the stage for more aggressive growth from the steps we have taken to build the global Lakeland brand.  We are concentrating efforts in South America – led by our Brazil operations -- and Asia, led by our China operations.   In each of these key countries, we have added a significant number of new direct sales personnel that should ramp up the sales channel through the course of the next few quarters.   These regional hubs are being leveraged for entry into secondary markets and through the use of distributors for more expanded international coverage, including our sales growth in Chile and Australia.”

“Amid the stabilization of our domestic operations and growth on the international front, we have worked down our inventory levels and significantly reduced overhead expenses.   These prudent cash management initiatives have strengthened our balance sheet.  The Company’s cash increased by 76% from the beginning of the fiscal year to $4.8 million at the end of the third fiscal quarter.  Furthermore, our bank debt has been reduced by $3.5 million in the latest quarter and $10.2 million since the beginning of the fiscal year to $14.2 million.”

“This bank facility, which provides for $30 million availability on a revolving credit line, requires that we comply with specified financial covenants.  As of October 31, 2009, we were in compliance with all covenants contained in our credit facility, except for the ratio of debt to EBITDA.  The company has solicited and received proposals from several other banks, in addition to a proposal from its existing bank. The Company has signed a term sheet with TD Bank and is working towards closing a new facility. We believe that we will secure a facility under nearly as favorable terms as the current credit line, and that a new revolving credit agreement will be in place by January 31, 2010.”

“Overall, we are encouraged that our business appears to be rebounding toward pre-recession levels and that we have implemented a number of top line growth and margin enhancement strategies that position the Company to prosper with even moderate improvements in the global economy.  With a strengthened balance sheet and leverage in our international manufacturing and sales platforms, we are poised for growth and market share gains.”

Conference Call
Lakeland will host a conference call at 10:00 AM (EDT) on December 10, 2009 to discuss the Company’s third quarter results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 877-795-3638 (Domestic) or 719-325-4893 (International), using the passcode 7059041.

A replay of the conference call will be available through December 17, 2009, by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), using the passcode 7059041.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (Nasdaq: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	January 31,
	2009	2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$4,847	$2,756
Accounts receivable, net	16,216	13,353
Inventories	44,113	57,074
Deferred income taxes	1,989	2,578
Prepaid Income Taxes and other current assets	2,621	2,602
Total current assets	69,786	78,363

Property and equipment, net	14,064	13,737
Goodwill	5,999	5,109
Other assets	6,121	4,406
	$95,970	$101,615

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,533	$3,854
Accrued expenses and other current liabilities	3,011	3,504
Borrowing under revolving credit facility	14,220	—
Current maturity of long term debt	92	94
Total current liabilities	21,856	7,452
Borrowing under revolving credit facility	—	24,409
Deferred income tax	124	—
Canadian warehouse loan payable	1,586	1,368
Other non current liabilities	99	75
Total liabilities	23,665	33,304

Stockholders' equity
Common stock, $0.01 par; authorized
10,000,000 shares; issued and outstanding
5,564,732 and 5,523,288 shares at October 31, 2009
and at January 31, 2009, respectively	56	55
Accumulated other comprehensive income (loss)	(109)	(4,192)
Less treasury stock, at cost, 125,322 shares at
October 31, 2009 and 107,317 shares at January 31, 2009	(1,353)	(1,255)
Additional paid-in capital	49,605	49,512
Retained earnings	24,106	24,191
Total stockholders' equity	72,305	68,311
Total liabilities and stockholders' equity	$95,970	$101,615

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2009	2008	2009	2008

Net sales	$22,285	$25,160	$69,310	$80,005

Cost of goods sold	16,629	17,989	51,407	57,995

Gross profit	5,656	7,171	17,903	22,010

Operating expenses	5,468	5,111	16,823	16,308

Operating profit	188	2,060	1,080	5,702

Interest and other income, net	6	44	60	130

Interest expense	*(572)	(284)	*(992)	(638)

Income (loss) before income taxes	(378)	1,820	148	5,194

Provision for income taxes	(188)	447	233	1,303

Net income (loss)	$(190)	$1,373	$85	$3,891

Net income (loss) per common share*:
Basic	$(0.03)	$0.25	$(0.02)	$0.71
Diluted	$(0.03)	$0.25	$(0.02)	$0.71

Weighted average common
shares outstanding:
Basic	5,438,400	5,415,971	5,420,244	5,442,690
Diluted	5,458,777	5,456,536	5,440,484	5,480,689

* Interest expense has increased because the Company has accrued $297 as a non-recurring expense to buy out the remaining term of an interest rate swap with its current bank due July 7, 2010 in order to move to its new three year revolving credit agreement under negotiation with TD Bank.